EXHIBIT 99.1

PRESS RELEASE

SENORX COMPLETES SALE TO C. R. BARD

IRVINE, Calif., July 6, 2010 – SenoRx, Inc. (NASDAQ: SENO) today announced that the acquisition of the company by C. R. Bard, Inc. (NYSE: BCR) was completed today.  Under the terms of the merger agreement, SenoRx stockholders will receive $11 in cash for each share held of SenoRx common stock, a premium of approximately 14 percent over the closing price of SenoRx shares on May 4, 2010, the last trading day before the public announcement of the acquisition, and a premium of approximately 41 percent over the average closing price of SenoRx shares during the 90 trading days ended May 4, 2010.  With the closing of the transaction, trading in SenoRx common shares was suspended before market open this morning.  SenoRx common shares will cease to trade on NASDAQ at market close today and will be delisted.

“We are pleased to announce the closing of this transaction,” said John T. Buhler, SenoRx President and Chief Executive Officer.   “We believe the merger represents a great opportunity for the combined companies to create product leadership by offering a broader range of high-quality breast care products to our customers.”

Piper Jaffray & Co. served as exclusive financial advisor to SenoRx and provided a fairness opinion to the Company’s Board of Directors.  Wilson Sonsini Goodrich & Rosati, P.C. served as counsel to SenoRx.

About SenoRx

SenoRx (NASDAQ: SENO) develops, manufactures and sells minimally invasive medical devices used by breast care specialists for the diagnosis and treatment of breast cancer, including its EnCor® vacuum-assisted breast biopsy system and Contura® MLB catheter for delivering radiation to the tissue surrounding the lumpectomy cavity following surgery for breast cancer.  SenoRx’s field sales organization serves over 2,000 breast diagnostic and treatment centers in the United States.  In addition, SenoRx sells several of its products through distribution partners in more than 30 countries outside the U.S. The company’s line of breast care products includes biopsy disposables, biopsy capital equipment, diagnostic adjunct products and therapeutic disposables. SenoRx is developing additional minimally invasive products for the diagnosis and treatment of breast cancer.  For more information, visit the company’s website at www.senorx.com.

CONTACT:	SenoRx, Inc. Lila Churney, Director of Investor Relations 949.362.4800 ext.132

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of C. R. Bard to successfully integrate SenoRx’s operations and employees, the ability to yield benefits for customers and employees, and such other risks as identified in SenoRx’s  most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC, which contain and identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements. SenoRx assumes no obligation to update any forward-looking statement contained in this press release.